Exhibit 99.1

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

December 19, 2011

8:47 a.m. ET

Operator:	Ladies and gentlemen, welcome to the Trius Therapeutics conference call. Throughout today’s recorded presentation, all participants will be in a listen-only mode. After the presentation, there will be an opportunity to ask questions. In order to ask a question, please press star then one on your touchtone telephone. I will now hand the conference over to Hillary Theakston of Trius Therapeutics. Please go ahead miss.

Hillary Theakston:	Thank you (Allie). Good morning everyone and thank you for joining us for the call on short notice. This morning, Trius was pleased to announce that tedizolid achieved non-inferiority on the primary and all secondary efficacy endpoints in it’s first phase 3 clinical trial. The press release is posted on the Trius Web site at www.triusrx.com. In addition, please refer to the events and presentation section of the Web site for the overview presentation that we will review on the call this morning.

Here to discuss the results and answer questions are Jeff Stein, president and CEO, Craig Thompson, chief commercial officer, Philippe Prokocimer, chief medical officer and John Schmid, CFO. Before we begin, please be advised that during the course of the call, we may make projections or other forward looking statements regarding future events that involve risks and uncertainties. The Safe Harbor statement is more specifically described in the press release.

The company’s actual results may differ materially from the projections described in the press release and on this conference call. Factors that might cause such a difference include, but are not limited to, those discussed in our

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

periodic reports filed with the SEC. Copies of these documents are available upon request from Trius or may be accessed via the Trius Web site at www.triusrx.com.

I’ll now turn the call over to Jeff Stein, president and CEO. Jeff?

Jeff Stein:	Thanks Hillary and welcome everyone. Thanks so much for participating. We’re very pleased to announce the positive results from our first phase 3 trial. This is the 112 trial testing the oral dosage form of tedizolid phosphate. These are the first results reported for the new guidance for ABSSSI.

We have a brief presentation where myself and colleagues here will briefly walk you through the presentation and topline data. As a note, these are topline data. We will have additional data coming in over the coming weeks so we will be limiting the data disclosure to what is in the press release and are happy to provide additional color during the presentation as well as in the Q&A.

In the Q&A, because we have a lot of individuals in the queue, we would ask that you limit your questions to one question and one follow-up. So with that, if you have access to the presentation, we’ll start on page three of the presentation. What we’re showing here and many of you have seen this before, this is the overall trial design.

Again, this is the testing, the oral dosage form of tedizolid phosphate, six days of tedizolid, 200 mg once a day followed by four days of placebo against 10 days of linezolid 600 mg twice a day. As you can see, we are testing the FDA primary endpoint. This is cessation of lesion spread, absence of fever, 48 to 72 hours from baseline. We have multiple secondary efficacy outcomes testing both the FDA and EMA endpoints.

So, this is a trial design to capture guidance under the FDA guidance as well as the EMA guidance. Turning to the next page, this just gives additional detail on the nature of the endpoint and the data that we will be reporting. So as mentioned, the primary endpoint, the cessation of spread, resolution of fever 48 to 72 hours from initiation of study drug and this is in the ITT analysis set. The intent to treat analysis set are all patients that have been randomized into this study.

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

There are a series of secondary endpoints, sustained clinical response at end of therapy. That is the primary efficacy outcome extended to day 10. We are also looking at that in the clinically evaluable group, those patients that have received a minimal amount of study drug and also looking at the investigator’s assessment of clinical success in both the ITT and CE populations. This is the traditional endpoint.

So going on to the next page, with the results, very pleased to announce that we have achieved our primary and all secondary efficacy outcomes of non-inferiority with a 10 percent non-inferiority margin. These data are almost spot on with what we had projected several weeks ago at our analyst day meeting in New York.

Tedizolid phosphate in six days of treatment achieved a 79.5 percent cure rate versus 79.4 percent for linezolid. For the secondary outcomes, 69.3 percent at the EOT versus 71.9, 85.5 versus 86 for the investigator’s assessment. Then we have an additional endpoint where we tested the projected new FDA guidance of 20 percent lesion spread reduction and you can see 78 percent versus 76.1.

Let me turn it over to Philippe Prokocimer who can provide you with some additional color and also walk you through the safety, which is a real bright spot in these data. If there’s anything that was surprising to us with the outcome is the strong showing of tedizolid phosphate on the safety side. Philippe?

Philippe Prokocimer:	On page six, we show that tedizolid was safe and well tolerated. If you compare the rate of adverse, all treatment emergent adverse events between tedizolid and linezolid, tedizolid had 40.8 percent adverse events rate and 43.3 percent for linezolid. (Inaudible) all related treatment emergent adverse events; the rate was 24.2 percent for tedizolid and 31 percent for linezolid.

The very positive news is that on the key body system of gastrointestinal disorders, there was a significant, statistically significant difference between tedizolid and linezolid with 16.3 percent on tedizolid and 25.4 percent on linezolid. There was no unexpected safety signals that were seen.

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

Jeff Stein:	Great, thanks Philippe. So in summary, what we’ve demonstrated is that the phase 3 trials conducted under this new FDA guidance for acute bacterial skin and skin structure infections are very manageable. All efficacy and safety objectives of the trial were successfully achieved and we’re pleased to announce that a once daily shorter course of tedizolid treatment demonstrated a comparable overall efficacy to linezolid but with an improved tolerability profile.

Finally, just to reiterate some milestones, this is the same list of milestones we had at our analyst day event. As you can see, we now check the box on the announcement of our topline data, the successful achievement of all objectives in our phase 3 trial. We have some anticipated milestones coming up in SPA and initiation of a phase 3 lung study.

This would be in conjunction with our partners at (inaudible), potential partnership for Europe, initiation of clinical studies for our gram-negative program, Gyrase, and then completion of an enrollment for our next study, the 113 phase 3 trial testing the IV to oral transition therapy for tedizolid phosphate.

With that, we can go to our Q&A session.

Operator:	Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from (inaudible) of Citi. Please go ahead.

Male:	Yes hi guys, congrats on the data. We’ve got two quick questions. One is can you just confirm that, it sounds like you’ve met all the primary and secondary endpoints, so I just want to confirm that indeed you also have had a chance to analyze the EMA primary and secondary endpoints and that you have hit those and then add a follow-up as well.

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

Jeff Stein:	Yes, good question (inaudible), thanks. We did hit the EMA endpoint. That was one of the pre-specified assessments that we conducted and this is the clinical investigator’s assessment that post treatment evaluation.

Male:	OK, and what did you see in terms of superiority in the secondary, and one of the secondary analyses. It sounds like you did not show superiority; I just wanted to make sure you’ve had a chance to do that analysis.

Jeff Stein:	Yes, the superiority is an assessment and not an endpoint so, and just to remind everyone, there’s a hierarchical structure to how we make these assessments so we first measure the primary endpoint, the cessation of spread, absence of fever at 48 to 72 hours. We made that then we go through the series of secondary endpoints and if we achieve all secondary endpoints, then we have the opportunity to measure superiority. That is not an endpoint but simply an assessment.

We did do that assessment and as projected, we did not achieve a superiority on the primary and this is what we projected at our analyst day meeting several weeks ago.

Male:	OK and then just a final question, with respect to slide six on safety, can you, it sounds like you showed a statistically significant difference in your favor of GI side effects, in (inaudible) favor, can you confirm, did you show any other statistical differences either for or against the drug relative to linezolid?

Jeff Stein:	No, no, there were no other statistical differences. In general, all AEs were favorable with respect to tedizolid and as you can see on this particular slide, going through any treatment emergent adverse event, any drug related TEAE; it’s all in favor of tedizolid. The only one that was statistically significant was the GI disorders. The GI disorders comprises nausea, vomiting, diarrhea, dyspepsia.

Male:	OK and just finally, any anemia or neutropenia with tedizolid or thrombocytopenia?

Jeff Stein:	No, we didn’t see that for either tedizolid or linezolid.

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

Male:	OK great, thanks, congrats.

Jeff Stein:	Thank you.

Operator:	Our next question comes from the line of (Juan Sanchez) of Ladenburg. Please go ahead.

(Juan Sanchez):	Good morning guys and congratulations. The first question is whether or not in the (inaudible), any of these patients with GI adverse events had to stop therapy because of that and the second...

Jeff Stein:	Not that I’m aware of, let me turn that over to Philippe. Was there any discontinuations due to GI adverse events?

Philippe Prokocimer:	No, no, there was none.

Jeff Stein:	OK.

(Juan Sanchez):	And the 20 percent reduction in size is also measured at 48 to 72 hours right?

Jeff Stein:	That’s correct.

(Juan Sanchez):	OK, thank you.

Operator:	Our next question comes from the line of Steve Byrne of Bank of America. Please go ahead.

Steve Byrne:	Hi, Jeff, on that secondary assessment of 20 percent or more contraction in lesion area, did you expect that to be so similar to the primary endpoint metric of just cessation?

Jeff Stein:	Actually, it’s pretty much spot on with our projections. So it’s 78 percent with 20 percent lesion size reduction. One thing of note here is that the biggest impact on the outcome was the missing temperature data which impacts both arms of this study. We have prespecified sensitivity analyses of what is it Philippe five or seven sensitivity analyses that will be, that have measured the outcome rate consistent with our 113 study as well as projected final guidance for ABSSSI trials.

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

So all of those details will be coming out in publications and posters, but its, overall, the outcome rate is pretty close to what we expected.

Steve Byrne:	What I was trying to get to is would there have been a level of lesion area contraction that would have been more discriminating, say between the two comparators since 20 percent contraction was almost the same as cessation. For example, what if you had looked at 50 percent contraction, would there have been more discrimination?

Philippe Prokocimer:	Yes, we have looked at 50 percent as well actually, we looked at zero to 10, 10 to 20 percent, 20, 30, 40 so all those sizes have been looked at and there is no difference between the two groups. The 20 percent has been selected because that’s the one that has been recommended by (inaudible) to the FDA as a key endpoint.

Jeff Stein:	Yes Steve, one thing that we’ll be doing and this will be coming out in posters, (inaudible), looking in great detail at lesion size reduction over different sized areas. We look forward to announcing those data either in posters or publications that will be forthcoming.

Steve Byrne:	OK, and just lastly, did you expect such a difference between these two active ingredients with respect to the GI adverse events?

Jeff Stein:	Yes, at our analyst day event a few weeks ago, we said that we did expect a favorable outcome for tedizolid, just based on the previous clinical data as well as non-clinical data. We did not expect to show a statistically significant difference, so that was a pleasant surprise.

Steve Byrne:	OK thank you.

Operator:	Our next question comes from the line of (Brian Lynn) of GHS. Please go ahead.

(Brian Lynn):	Hi, good morning, thanks for taking the questions and congratulations on the data. I was wondering what the rate of MRSA was in the study and if you saw any differences in efficacy against MRSA?

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

Jeff Stein:	Yes, the rate of MRSA I believe is about 46 percent, something like that, very well balanced between both arms of the study. Outcomes for both drugs was in the mid to high 90’s and so really no significant difference in outcome against MRSA between the two study drugs.

Philippe Prokocimer:	And there was an even distribution between MSSA and MRSA.

(Brian Lynn):	OK thank you and then just a quick follow-up, when you look at the, try to read through to the 113 study, I’m assuming there will be higher rates of hospitalized patients in that study, can you talk about how efficacy held up in more severe cases?

Jeff Stein:	Yes, so the enrollment criteria with this trial really selected for severe patients. Also there was a requirement, a cap on 30 percent abscesses so both arms of this study were very well balanced, about 30 percent abscesses, 40 percent cellulites and 30 percent wounds. So we would expect to see the same balance in the 113 study but you’re right that in that study we should get a higher proportion of hospitalized patients.

(Brian Lynn):	OK thanks a lot. Congratulations.

Jeff Stein:	Thank you.

Operator:	Our next question comes from (George Farmer) of (inaudible). Please go ahead.

(George Farmer):	Hi, good morning, thanks for taking my questions. I apologize for the background noise. Can you comment on whether you saw any improvements in absolute lesion healing? I know you touched on the different segments of lesion growth in both arms, but how about total heal, healing rate? Is that something that you look at?

Jeff Stein:	Yes, I’ll let Philippe field that question.

Philippe Prokocimer:	What do you mean exactly by absolute lesion healing?

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

(George Farmer):	Well, was there any difference between lesion healing in both of the different trial arms because presumably you went out to beyond...

Philippe Prokocimer:	Yes, it was really, there was really no difference between the two groups in lesion healing. At the end of therapy, most patients had more than 50 percent; a huge majority of patients had more than 50 percent regression in the lesion size.

(George Farmer):	OK and then the second phase of you trial, the 113 trial, do you anticipate, given the beneficial GI side effect profile of tedizolid, that that might be even better in the second trial given the IV dosing formulation in the beginning?

Philippe Prokocimer:	I’m now confident to see consistent data between the two studies.

Jeff Stein:	Yes, we don’t expect any significant difference with respect to the adverse event rates between the two studies.

(George Farmer):	Even though you thought (inaudible) from the first trial?

Jeff Stein:	No, we don’t expect to see a difference between the first and second trials.

(George Farmer):	Oh no, no, I’m talking about could the benefit be even greater in the second trial given that you’re starting out with an IV dosing formulation? You don’t have drugs sitting in the gut which may be contributing to GI side effects.

Jeff Stein:	It’s hard to say.

(George Farmer):	OK, thanks very much, congratulations.

Jeff Stein:	Thank you.

Operator:	Our next question comes from Lisa Bayko of JMP Securities. Please go ahead.

Lisa Bayko:	Hi, congratulations on the data. Just a question about the, just wanted to drill down the GI side effects as well, did you, was there any temporal differences, in other words, I know you obviously dosed for six days versus 10 days, is that why you’re seeing, is that driving the difference in GI side effects or is there actually something specifically different about the drug and so you see the difference early on?

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

Jeff Stein:	Yes, we would expect that it’s going to be a combination of both, both the kind of intrinsic activity of the drug as well as the difference in timing. The data are not broken out on a daily basis so we don’t have that degree of resolution on what day of therapy an AE occurred. These are just the combined AEs over the course of therapy.

Lisa Bayko:	Great, and then just a quick question about the 113 study, are patients, what triggers conversion to the oral or switch to the oral formulation and is that necessary for the study or can patients be on IV the whole time?

Jeff Stein:	Yes, it’s actually up to the investigator’s discretion. The only requirement is that they get a minimum of one day of IV treatment and after that, the investigator can switch them to oral therapy.

Lisa Bayko:	So just to confirm, that’s an option, but not necessary.

Jeff Stein:	That’s correct.

Lisa Bayko:	OK great and then final question, just when and where can we expect the full data and again, congratulations.

Jeff Stein:	Thank you, thank you. We are projecting to announce 113 data in early 2013 as guided to previously.

Operator:	Again, ladies and gentlemen, if you have a question, please press star then one on your touchtone telephone.

Our next question comes from Adam Cutler of Credit Suisse. Please go ahead.

Adam Cutler:	Hi, thanks for taking the question and I apologize if you’ve already covered this, but at your analyst day, I believe you talked about some of the other ways in which results from studies like this may be analyzed including potentially getting rid of the fever of the endpoint, so I’m curious have you had the chance to look at your results taking other cuts including getting rid of the fever component and if so, how do the results differ, if at all?

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

Jeff Stein:	Yes absolutely Adam, as mentioned, we have a series of seven pre-specified sensitivity analyses looking at different cuts of the data and we do look forward to presenting that, all of that detailed information at, probably at (inaudible) or in a journal article. When you remove the fever component, the outcome rate for both drugs increases and it appears too that the tedizolid outcome rates actually get much stronger so we do look forward to presenting those data in the near future.

Adam Cutler:	So then you see a numerically better result?

Jeff Stein:	Yes, yes, in particular with respect to the end of therapy and post-treatment evaluations. One of the principle differences between the 112 study and the 113 study is that in the 112 study, early failures so failures whether due to drug failure or due to missing data, at 48 to 72 hours, that failure at 48 to 72 hours is also pre-specified as a failure at the later assessments.

In the 113 study, there’s an opportunity to measure those as successes in the secondary outcomes and when we do that sensitivity analysis, we see a stronger increase in success rates for the tedizolid arm. So again, all of those detailed information will be available.

Adam Cutler:	OK so is it fair to say then that there’s still the possibility of showing superiority in the second study and that given that potential change in the way the results are analyzed, that if anything, the odds of that should be higher?

Jeff Stein:	Well we will definitely be doing that assessment. We project that the final data is going to be based on the combination of the 112 and 113 studies. So based on where we believe the guidance will be going in it’s final form, we actually think that there’s an opportunity for tedizolid to have even stronger results, but no projections on superiority.

Adam Cutler:	Got it, OK, thanks.

TRIUS THERAPEUTICS

Moderator: Hillary Theakston

12-19-11/8:47 a.m. ET

Confirmation # 38228628

Operator:	I’m showing no further questions at this time and would like to turn the conference back over to management for any closing remarks.

Jeff Stein:	OK well thank you very much everybody for listening in. Again, we’re very pleased to announce the positive results of our 112 study. The 113 study is on the way, is underway and we look forward to presenting the results of those studies, that study in early 2013. Thank you very much.

Operator:	Ladies and gentlemen, this does conclude today’s conference. You may all disconnect and have a wonderful day.

END